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                                                                       EXHIBIT 1

                      KAYNE ANDERSON MLP INVESTMENT COMPANY
                  Form of Automatic Dividend Reinvestment Plan

      Kayne Anderson MLP Investment Company, a Maryland corporation (the "Corporation"), hereby adopts the following plan (the "Plan") with respect to distributions declared by its Board of Directors (the "Board") on shares of its Common Stock:

      1. Unless a stockholder specifically elects to receive cash as set forth below, all distributions hereafter declared by the Board shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder's part to receive a distribution in stock.

      2. Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date(s) established by the Board for the distribution involved.


      3. The Corporation may use newly-issued shares of its Common Stock or purchase shares in the open market in connection with the implementation of the plan. The number of shares to be issued to a stockholder shall be determined as follows:



      (a) If the Corporation's Common Stock is trading at or above net asset value at the time of valuation, the Corporation will issue new shares at a price equal to the greater of (i) the Corporation's Common Stock's net asset value on that date or (ii) 95% of the market price of the Corporation's Common Stock on that date; (b) If the Corporation's Common Stock is trading below net asset value at the time of valuation, the Plan Administrator will receive the dividend or distribution in cash and will purchase Common Stock in the open market, on the New York Stock Exchange or elsewhere, for the Participants' accounts.


      4. A stockholder may, however, elect to receive his or its distributions in cash. To exercise this option, such stockholder shall notify American Stock Transfer & Trust Company, the plan administrator and the Corporation's transfer agent and registrar (collectively the "Plan Administrator"), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board for the distribution involved.

      5. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each, a "Participant"). The Plan Administrator may hold each Participant's shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator's name or that of its nominee. Upon request by a Participant, received in writing no later than 10 days prior to the record date, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant's account, issue, without charge to the Participant, a certificate registered in the Participant's name for the number of whole shares payable to the Participant and a check for any fractional share.

      6. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation's shares at the time of termination.

      7. The Plan Administrator will forward to each Participant any Corporation related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.




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      8. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

      9. The Plan Administrator's service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.

      10. Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator's website at [administrator's web address], by filling out the transaction request form located at the bottom of the Participant's Statement and sending it to Bear Stearns Funds Management, Inc. or by calling the Plan Administrator at [administrator's telephone]. Such termination will be effective immediately if the Participant's notice is received by the Plan Administrator at least 2 days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $__ transaction fee plus a $__ per share brokerage commission from the proceeds.

      11. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant's account, all dividends and distributions payable on shares of the Corporation held in the Participant's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

      12. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator's negligence, bad faith, or willful misconduct or that of its employees or agents.

      13. These terms and conditions shall be governed by the laws of the State of Maryland.

_____, 2004